Exhibit 10.43
July 8, 2013

Mark Dentinger
[Address]
Re: Transition to Senior Advisor Position

Dear Mark,
This letter is to confirm our agreement regarding the transition of your employment to a non-management Senior Advisor position effective the calendar day immediately following that on which KLA-Tencor Corporation files its Annual Report on Form 10-K for the fiscal year ended June 30, 2013 with the Securities and Exchange Commission. To ensure that there are no ambiguities, this letter explains in detail both your rights and obligations and those of KLA-Tencor Corporation (the “Company”) while you continue in the Company’s employ as a Senior Advisor.
Your employment with the Company as Executive Vice President and Chief Financial Officer will end at the close of business on the day on which KLA-Tencor Corporation files its Annual Report on Form 10-K for the fiscal year ended June 30, 2013 with the Securities and Exchange Commission and you will transition to a full-time, non-management role as a Senior Advisor effective the following calendar day. As a Senior Advisor, you will report to me. The Company may change this reporting structure at any time at its sole discretion.
You will remain bound by all Company policies and procedures in effect for employees at the time of your transition to Senior Advisor status, together with any additional policies or procedures that may be implemented while you continue in such status. You also will continue to be bound by the terms of the Proprietary Information and Inventions Assignment Agreement and any other confidentiality, non-disclosure, non-solicitation, and invention assignment agreements signed by you.
As a Senior Advisor, you are entitled to the following compensation and employee benefits:

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An annual base salary of $400,000.00 (Four Hundred Thousand Dollars), which amount shall be subject to deductions authorized or required by law. Senior Advisor compensation is not reviewed at Focal. You will be paid in accordance with regular Company payroll cycles. The Company retains the right to modify compensation at its discretion at any time for work not yet performed;

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Eligibility to elect medical, dental, and vision care coverage. Eligibility for some plans requires that you maintain a regular work schedule of at least 20 hours per week and for some plans requires that you maintain a regular work schedule of at least 30 hours per week;

•	Accrual of Paid-Time Off;

•	Paid Holidays;

•	Eligibility to participate in the Company’s 401(k) plan;

•	Eligibility to participate in the Company’s Executive Deferred Savings Plan, if you have participated in the past;

•	Eligibility to participate in the Company’s Employee Stock Purchase Plan, provided you continue to maintain a regular work schedule of at least 20 hours per week;

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Eligibility for short-term disability (“STD”) as provided by state laws (for California residents, STD benefits are provided at a reduced level for those who maintain a regular work schedule of less than 30 hours per week);

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Eligibility for coverage under basic and supplemental life and AD&D insurance, and basic long term disability, and participation in flexible spending accounts, provided you continue to maintain a regular work schedule of at least 30 hours per week;

•	Eligibility for business travel accident coverage; and

•	Eligibility for Employee Assistance Program, voluntary benefits offered through MetLife, commuter benefits, and back-up dependent care benefits.
*Eligibility for all company benefits is at all times subject to the terms and limitations of the benefit plans, to payment of such premiums as may be required of employees, and to the Company’s continuing to offer such benefits to employees generally. The Company’s benefit offerings and the terms of its benefits plans are subject to change upon notice.
As a Senior Advisor, you will not be eligible:

•	To participate in any of the Company’s bonus plans applicable to full-time employees. No partial year bonus will be paid for the fiscal year in which you become a Senior Advisor;

•	To receive new long-term incentive awards;

•	To participate in the Executive Retiree Medical Plan;

•	To receive severance benefits under the Executive Severance Plan or otherwise;

•	For coverage for any event occurring while you are a Senior Advisor under any indemnification agreement into which you may have entered with the Company; or

•	To participate in any other benefit available only to those in executive (X level) positions unless expressly stated otherwise herein.
Because you held the position of Executive Vice President and Chief Financial Officer for all of Fiscal Year 2013 (“FY13”), you remain eligible to receive any bonus payment as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors under the FY13 Executive Incentive Plan, subject to your remaining continuously and actively employed at the time payment of such bonus is made to all other executives of the Company covered by the FY13 Executive Incentive Plan. As indicated above, however, you will not be eligible for any award under this or any other bonus plan during Fiscal Year 2014.
Your previously issued long-term incentive awards (service-based RSUs, performance-based RSUs, and Cash LTI, if any) will continue to vest at a full-time rate subject to otherwise meeting the requirements of the relevant plans. You will not, however, be eligible for new incentive awards. As to unearned performance-based RSUs granted in August 2011, a determination will be made in August 2013 regarding the extent to which they have been earned. All other performance-based RSUs, for which the determination regarding the extent to which they may be earned is not scheduled to occur until after your termination date, will remain unearned and unable to vest.
You will remain eligible to receive up to $20,000 per calendar in Company-provided professional financial services (tax planning, etc.) through December 31, 2013.

By agreeing to and accepting continued employment in Sr. Advisor status under the terms set forth herein, you expressly acknowledge that you are forgoing any benefits to which you otherwise may have had a right to claim under the Executive Severance Plan.
Your employment as a Senior Advisor will be at-will and may be terminated upon written notice with or without cause by the Company or by you. Subject to the exercise by either you or the Company to terminate your employment at any time upon written notice, your status as Senior Advisor is anticipated to continue in effect through December 31, 2013. Absent a mutual written agreement to the contrary, your employment with the Company will end on December 31, 2013.
To the extent you want to accept other employment, a consulting position or a board position with any other company during your part-time employment as a Senior Advisor, you will need to receive my approval, in writing, in order to commence such assignment. In no event will such approval be given if your new position would, in my sole judgment, interfere with your ability to perform your employee duties under your Senior Advisor arrangement or otherwise cause a conflict of interest between those duties and the duties of your new position.
In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and the Company agree that any such disputes -- including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination -- shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, and pursuant to the Federal Arbitration Act. The Company will pay the costs as provided in the American Arbitration Association’s rules then in effect for the resolution of employment disputes.
This letter constitutes the entire agreement between you and the Company with respect to any matters referred to herein and supersedes any and all of the other agreements between you and the Company with respect to these matters; except for any confidentiality agreements and your Proprietary Information and Inventions Assignment Agreement with the Company, which remain in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Agreement should be implied or are binding. This agreement can only be changed by a written agreement signed by both you and an authorized representative of the Company. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. Other than as governed by the Federal Arbitration Act, the terms and conditions of this agreement will be interpreted and construed in accordance with the laws of California.
Please let me know if you have any questions concerning this letter agreement. Otherwise, please date and sign the duplicate copy attached and return it to me as soon as possible. I look forward to working with you in your capacity as a Senior Advisor.

/s/ RICHARD P. WALLACE
Rick Wallace
CEO
KLA-Tencor Corporation

AGREED TO AND ACCEPTED BY:

/s/ MARK P. DENTINGER                Dated: July 8, 2013
Mark Dentinger